Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 2, 2025, with respect to the consolidated financial statements of Kirkland's, Inc. (now known as The Brand House Collective, Inc.) included in the Registration Statement (Form S-4) and related Prospectus of Bed Bath & Beyond, Inc.
/s/ Ernst & Young LLP

Nashville, Tennessee
January 8, 2026